Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Virgin Galactic Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
	Virgin Galactic Holdings Inc.
	Debt	Debt securities		(1)	(1)	(1)
	Equity	Common Stock (2)		(1)	(1)	(1)
Fees to Be Paid	Equity	Preferred Stock (2)		(1)	(1)	(1)
	Other	Depositary Shares (3)		(1)	(1)	(1)
	Other	Purchase Contracts		(1)	(1)	(1)
	Other	Units		(1)	(1)	(1)
	Other	Warrants		(1)	(1)	(1)
Fees Previously Paid	Equity	Common Stock	Rule 457(o)	—	—	$300,000,000	0.0001531	$45,930.00(4)
Carry Forward Securities
Carry Forward Securities	N/A	—	—	—		—			—	—	—	—
	Total Offering Amounts					$300,000,000		$45,930.00(4)
	Total Fees Previously Paid					$300,000,000		$45,930.00(4)
	Total Fee Offsets							—
	Net Fee Due							—

(1)	Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are represented by depositary shares. An unspecified number of the securities of each identified class of securities is being registered for possible issuance from time to time at indeterminate prices. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $300,000,000.

(2)	Includes rights to acquire common stock or preferred stock of the Company under any shareholder rights plan then in effect, if applicable under the terms of any such plan.

(3)	Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share of preferred stock and will be evidenced by a depositary receipt.

(4)	Previously paid in connection with the offering, issuance and sale of up to $300,000,000 of the registrant’s common stock pursuant to this registration statement and an open market sale agreement, dated as of November 6, 2024, by and between the registrant and Jefferies LLC, as further described in the prospectus supplement dated November 6, 2024.